Exhibit 99.1

American Spectrum Realty Reports Year End Results; Portfolio Refocus Continues:
Texas, California, Arizona are Target Markets

    HOUSTON--(BUSINESS WIRE)--March 23, 2006--American Spectrum Realty, Inc. (AMEX:AQQ) ("the Company"), a real estate investment and management company headquartered in Houston, Texas, announced today its results for the fourth quarter and year ended December 31, 2005.
    The Company's net loss for the year ended December 31, 2005 was $2.3 million, or $1.56 per share, compared with a net loss of $9.1 million, or $5.87 per share, for the 2004 year, which reduced its net loss by $6.8 million. The reduction in net loss was in large part attributable to a gain from discontinued operations of $3.6 million in 2005 compared to a loss from discontinued operations of $3.9 million in 2004.
    Rental revenue for the year ended December 31, 2005 increased $421,000, or 2.2%, in comparison to the year ended December 31, 2004. This increase was attributable to $1,001,000 in revenue generated from two office properties acquired in August and October 2004, offset by $580,000 in fewer revenues from properties owned on December 31, 2004 and 2005 ("Same Properties"). This decrease in Same Properties revenue was primarily due to $293,000 in lease buyout revenue obtained at an office property in California during 2004 and due to a decrease in overall occupancy. The weighted average occupancy of the Company's properties held for investment decreased to 88% at December 31, 2005 from 89% at December 31, 2004.
    Rental revenues do not include revenues from six non-core properties sold in these years and from three properties classified as real estate held for sale at December 31, 2005. In accordance with generally accepted accounting principles, the results of operations of the two properties acquired in 2004 are included in the Company's results since acquisition and the results of the properties sold or classified as real estate held for sale are included in the Company's financial statements as discontinued operations.
    Corporate General and Administrative expenses for the year ended December 31, 2005 decreased $735,000, or 16.6%, when compared to the year ended December 31, 2004. This decrease was in large part due to a decrease in compensation expense of $422,000, primarily due to an overall reduction of corporate staff. Further, non-recurring costs of $183,000 associated with the Company's March 2004 reverse stock split and a $75,000 treasury management fee was incurred during 2004. The decrease was also attributable to a cost reduction related to the printing of the Company's Annual Report, a decrease in corporate insurance expense, and other cost cutting measures implemented by management.
    The Company expended $4.9 million and $4.5 million for capital improvements to real estate assets for the year ended December 31, 2005 and 2004, respectively. The operating loss and capital improvements to real estate assets were funded by property sales and refinancing activities. Results for 2005 and 2004 reflect the following non-cash items (in thousands). These amounts include non-cash items from discontinued operations which are reported separately on the Company's consolidated statements of operations.


                                              Year Ended December 31,
                                                 2005        2004
                                              ----------- -----------
Non-Cash Charges:
Depreciation and amortization                    $11,190     $10,946
Deferred compensation expense                         55         101
                                              ----------- -----------
Total Non-Cash Charges                            11,245      11,047

Non-Cash Items:
Deferred income tax benefit                       (1,162)     (3,207)
Deferred rental income                              (137)       (520)
Minority interest                                   (320)     (1,299)
Interest on receivable from principal
 stockholders                                        (39)        (66)
Amortization of loan premiums                       (459)       (564)
Amortization of note receivable discount               -         (58)
Mark-to-market adjustments on interest rate
 protection agreements                                 -         (65)
                                              ----------- -----------
Total Non-Cash Items                              (2,117)     (5,779)


    Fourth quarter 2005 net income was $1.5 million, or $1.09 per common share, versus net income of $609,000, or $0.40 per share, for fourth quarter 2004.
    William J. Carden, President of American Spectrum, commented, "In 2005, American Spectrum Realty, Inc. realized its goals to reduce the number of its non-core properties, reduce its corporate general and administrative costs and eliminate debt coming due in 2005 and 2006, with the exception of a $2.7 loan secured by our one remaining shopping center which is due in July 2006. We also completed the planned renovations on several of our properties."
    He added, "Although no properties in our core markets of Texas, Southern California and Arizona were acquired in 2005, two properties were acquired in February 2006 and two more are currently in escrow for purchase, all four of which are located in Houston, Texas. We will continue to seek to acquire additional properties in our core markets and further reduce our non-core assets while focusing on an aggressive leasing program in 2006."
    American Spectrum Realty, Inc. is a real estate investment and management company that owns 22 office, industrial, apartment and retail properties aggregating over 1.8 million square feet in California, Texas, Arizona, South Carolina and the Midwest. Publicly traded on the American Stock Exchange since November 2001, American Spectrum Realty's business plan focuses on expansion of office and industrial property investments in California, Texas and Arizona.
    Certain matters discussed in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including the risks and uncertainties of acquiring, owning, operating and disposing of real estate. Such risks and uncertainties are disclosed in the Company's past and current filings with the U.S. Securities and Exchange Commission.

    - Financial Tables Follow -



                    AMERICAN SPECTRUM REALTY, INC.
                 CONSOLIDATED STATEMENTS OF OPERATIONS
           (Dollars in thousands, except per share amounts)


                           Three Months Ended    Twelve Months Ended
                               December 31,         December 31,
                          --------------------- ---------------------
                            2005       2004       2005       2004
                          ---------- ---------- ---------- ----------
REVENUES:
Rental revenue               $4,991     $5,126    $19,919    $19,498
Interest and other income        13         24        350        235
                          ---------- ---------- ---------- ----------
    Total revenues            5,004      5,150     20,269     19,733
                          ---------- ---------- ---------- ----------

EXPENSES:
Property operating
 expense                      2,273      1,826      8,716      7,113
Corporate general and
 administrative                 958        887      3,703      4,438
Depreciation and
 amortization                 2,222      1,985      8,464      7,534
Interest expense              2,184      2,338      8,824      9,273
                          ---------- ---------- ---------- ----------
    Total expenses            7,637      7,036     29,707     28,358
                          ---------- ---------- ---------- ----------

OTHER INCOME (LOSS):
Net (loss) gain on
 extinguishment of debt         (95)        98        (95)      (116)
                          ---------- ---------- ---------- ----------
Total other income (loss)       (95)        98        (95)      (116)
                          ---------- ---------- ---------- ----------

Net loss before deferred
 income tax benefit and
 minority interest           (2,728)    (1,788)    (9,533)    (8,741)

Deferred income tax
 benefit                      3,360      2,222      3,360      2,222
                          ---------- ---------- ---------- ----------

Net loss before minority
 interest                       632        434     (6,173)    (6,519)

Minority interest              (235)       (91)       320      1,299
                          ---------- ---------- ---------- ----------

Net income (loss) from
 continuing operations          397        343     (5,853)    (5,220)

Discontinued operations:
  Loss from operations         (560)      (719)    (2,110)    (2,574)
  Gain (loss) on sale of
   discontinued
   operations                 3,900          -      7,895     (2,298)
  Income tax (expense)
   benefit                   (2,198)       985     (2,198)       985
                          ---------- ---------- ---------- ----------
    Income (loss) income
    from discontinued
    operations:               1,142        266      3,587     (3,887)
                          ---------- ---------- ---------- ----------

      Net income (loss)      $1,539       $609    $(2,266)   $(9,107)
                          ========== ========== ========== ==========

Basic and diluted per
 share data:
  Net income (loss) from
   continuing operations      $0.28      $0.23     $(4.02)    $(3.37)
  Income (loss) from
   discontinued
   operations                  0.81       0.17       2.46      (2.50)
                          ---------- ---------- ---------- ----------
  Net income (loss)           $1.09      $0.40     $(1.56)    $(5.87)
                          ========== ========== ========== ==========

Basic weighted average
 shares used              1,410,670  1,534,846  1,457,079  1,551,189




                                            December 31, December 31,
                                                2005         2004
                                            ------------ ------------

    Real estate held for investment, net       $126,711     $130,630
    Cash                                            300          589
    Total assets                                169,185      187,545
    Notes payable, net of premiums              114,543      113,230
    Total liabilities                           155,035      170,626
    Total stockholders' equity                    9,014       11,427

    CONTACT: American Spectrum Realty, Inc., Houston
             William J. Carden, 713-706-6200